EXHIBIT 5.2
                            McGLINCHEY STAFFORD LANG
                               643 Magazine Street
                        New Orleans, Louisiana 70130-3477
                            Telephone: (504) 586-1200
                               Fax: (504) 596-2800

                                                                January 22, 1996

Pride Petroleum Services, Inc.
1500 City West Boulevard, Suite 400
Houston, Texas  77042

     Re: Offering of $80,500,000 Aggregate Principal Amount of Convertible Subordinated Debentures of Pride Petroleum Services, Inc.

Gentlemen:

     We are acting as special Louisiana counsel to Pride Petroleum Services, Inc., a Louisiana corporation (the "Company"), and we have been asked to render certain opinions in connection with the Registration Statement (the "Registration Statement") on Form S-3 (Registration No. 333-00027) filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to $80,500,000 aggregate principal amount of Convertible Subordinated Debentures (the "Debentures") of the Company and shares of the Company's Common Stock, no par value ("Common Stock") issuable upon conversion thereof. As set forth in the Registration Statement, certain legal matters involving Louisiana law are being passed upon for the Company by us. The Debentures are being issued and sold pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") among the Company and Donaldson, Lufkin & Jenrette Securities Corporation, Robert W. Baird & Co. Incorporated and Morgan Keegan & Company, Inc. (collectively, the "Underwriters") and an Indenture between the Company and Marine Midland Bank, as trustee (the "Indenture"). Unless otherwise defined, capitalized terms used herein shall have the respective meaning set forth in the Registration Statement.

     We do not represent the Company on a general or regular basis and, accordingly, have no detailed information concerning its business or operations. In our capacity as special Louisiana counsel to the Company in connection with this opinion, we have examined the Amended and Restated Articles of Incorporation, as amended, and the Bylaws of the Company and copies, certified or otherwise identified, of corporate records of the Company, including extracts from the minute books of the Company as furnished to us by the Company, certificates of public officials and representatives of the Company, and other instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates, without undertaking to verify the same by independent investigation.

     For purposes of this opinion we have assumed, with your permission and without independent investigation:

    (i) the genuineness of all signatures on all documents and certificates referred to herein or relied upon by us, and the conformity to original documents of documents submitted to us as conformed, certified, or photostatic copies;

    (ii) the accuracy of all statements of fact set forth in the Registration Statement, the Underwriting Agreement and the Indenture; and

    (iii) that the Company shall reserve, free from preemptive rights, out of its authorized but unissued shares, sufficient shares of Common Stock for issuance of the Shares (as hereinafter defined) as shall be issuable upon conversion of the Debentures pursuant to the Indenture, such number initially to be the number obtained by dividing the Conversion Price (as determined by the pricing committee of the Board of Directors of the Company (the "Pricing Committee") into the aggregate principal amount of the Debentures to be issued and sold pursuant to the Underwriting Agreement, together with such additional shares of Common Stock as may be required to be issued by reason of the Indenture, the Registration Statement or any other agreement binding between the Company and the Holders.

     We have made no investigation or inquiry to determine the accuracy of the foregoing assumptions and are not responsible for the effect of the inaccuracy of any of these assumptions on the opinions expressed herein.

     Subject to the foregoing assumptions, and the qualifications and exceptions set forth below, we are of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Louisiana;

     2. When the Pricing Committee has determined the aggregate principal amount of Debentures to be sold to the Underwriters, the price to be paid to the Company upon issuance of the Debentures and the conversion price for the shares of Common Stock issuable upon conversion of the Debentures (the "Shares") and has authorized the issuance of such Shares, upon the issuance and sale of the Shares by the Company pursuant to the Underwriting Agreement and the Indenture and upon receipt by the Company of the consideration described in the Registration Statement, such Shares will be duly authorized, validly issued, fully paid and nonassessable.

     The opinions set forth above are subject to the following qualifications and exceptions:

     (1) This Opinion is rendered solely as to matters of Louisiana law, and we do not purport to express any opinion herein concerning any law other than the laws of the State of Louisiana. We are not opining as to any securities laws, blue-sky laws, or laws of the United States of America. To the extent, if any, that the laws of any jurisdiction other than the State of Louisiana may be applicable to any of the transactions or documents referred to herein, we express no opinion with respect to any such laws or their effect on any of the transactions or documents.

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     (2) Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date of this letter. We undertake no responsibility to advise you of any changes in the law or the facts after the date hereof that would alter the scope or substance of the opinions expressed herein.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                     Very truly yours,

                                     /s/ McGlinchey Stafford Lang

                                     McGLINCHEY STAFFORD LANG
                                     A Professional Limited Liability Company

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